UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

R J LENDING, INC.

(Name of Small business issuer in its charter)

Florida	*	75-2996764

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1717 Second Street, Suite D, Sarasota, Florida 34236 941/364-9915

(Address and telephone number of principal executive offices)

1717 Second Street, Suite D, Sarasota, Florida 34236

(Address of principal place of business or intended principal place of business)

Ronald R. Shenkin President and Chief Executive Officer R J Lending, Inc. 1717 Second Street, Suite D Sarasota, Florida 34236 941/364-9915	Copy to: William T. Kirtley, Esq. William T. Kirtley, P.A. 1776 Ringling Boulevard Sarasota, Florida 34236 941/366-4222

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: NOT APPLICABLE

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering: NOT APPLICABLE

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering: NOT APPLICABLE

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: NOT APPLICABLE

CALCULATION OF REGISTRATION FEE

Title of Each	Dollar	Proposed	Proposed
Class of Securities	amount to	maximum offering	maximum aggregate	Amount of
to be Registered	be registered	price per Unit	offering price	registration fee

Secured Promissory	$10,000,000	N/A	$10,000,000	$920
Notes — First Series	principal
	amount
Common Stock, $.01	$370,400	$5.40	$2,000,160	185
par value
				$1,105

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to Completion
Preliminary Prospectus dated April ___, 2002

R J LENDING, INC.
(a Florida corporation)
1717 Second Street, Suite D
Sarasota, Florida 34236
941/364-9915

370,400 Shares of Common Stock
$10,000,000 Secured Promissory
Notes — First Series

     We are offering, without the services of any underwriter

•	A maximum of 370,400 shares of our Common Stock, par value $.01, at a per share offering price of $5.40; and

•	A maximum $10 million principal amount of our Secured Promissory Notes — First Series.

Our Secured Notes are offered in denominations of $1,000 (the minimum investment being $50,000 unless waived by us) in the following maturities and interest rates:

Note Maturities	Interest Rates
Available	Available

18 months	%
36 months
60 months

The interest rates on the Secured Note Maturities are, generally, 2% above those rates available from certificates of deposit having the same or substantially the same maturities as are available from banks operating on the West Coast of Florida. Secured Note rates are subject to change from those indicated above. Upon such event, this Prospectus will be supplemented one or more times.

     We have not allocated the $10 million principal amount of the Secured Notes among the several maturities but we reserve the right to do so in order to preclude undue concentration in any one maturity.

     The Secured Notes will be issued under the provisions of a Custody Agreement.

     We are not offering our Common Stock and Secured Notes in units. Investors may purchase either our common Stock or Secured Notes or both.

     The minimum subscription to our Common Stock is 1,000 shares.

     AN INVESTMENT IN OUR COMMON STOCK AND SECURED NOTES IS SUBJECT TO RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS AND OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE EITHER OUR COMMON STOCK OR OUR SECURED NOTES, OR BOTH. SEE “RISK FACTORS” BEGINNING ON PAGE 10.

     OUR COMMON STOCK AND SECURED NOTES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL TO TELL YOU OTHERWISE.

     Presently we are only offering our Common Stock and Secured Notes in Florida. If you presently reside in Florida and wish to contact us about investing in our Common Stock and/or Secured Notes, please contact us at our headquarters which is 1717 Second Street, Suite D, Sarasota, Florida 34236, attention John Kurz, Executive Vice President.

____________, 2002

SIGNATURE

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida, on April 22, 2002.

R J LENDING, INC.

By /s/ Ronald R. Shenkin

Ronald R. Shenkin, President and Chief Executive Officer, Treasurer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Ronald R. Shenkin	Director	April 22, 2002

Ronald R. Shenkin

/s/ John Kurz	Director, Executive	April 22, 2002
Vice President and Secretary
John Kurz